Exhibit 99.7

FORM OF EXCHANGE AGENT AND DEPOSITARY AGREEMENT

This Exchange Agent & Depositary Agreement (this “Agreement”) is entered into as of this [•] day of [•], 2012 by and between AerCap Aviation Solutions B.V., a private limited liability company (besloten vennootschap) incorporated under the laws of The Netherlands (the “Company”), and Wilmington Trust, National Association, a national banking association having its corporate trust offices in Minneapolis, Minnesota (hereinafter referred to from time to time as “Wilmington Trust”).

WHEREAS, the Company is offering to exchange all of its outstanding 6.375% Senior Unsecured Notes due 2017 (CUSIP Numbers 007643AA7 and N0100PAA6) (the “Old Notes”) for its 6.375% Senior Unsecured Notes due 2017 (CUSIP Number 007643AB5) (the “Exchange Notes”) upon the terms and subject to the conditions set forth in the Prospectus dated [•], 2012 (the “Prospectus”), and the related Letter of Transmittal, which together, as they may be supplemented or amended from time to time, constitute the “Offer.”  All capitalized terms not defined herein shall have the meaning ascribed to such term in the Offer.

WHEREAS, the Company hereby appoints Wilmington Trust to act as the exchange agent and depositary (together, the “Exchange Agent”) in connection with the Offer.  References hereinafter to “you” shall refer to Wilmington Trust.

The Offer is expected to be commenced by the Company on or about [•], 2012.  The Letter of Transmittal that accompanies the Offer (or in the case of book-entry securities, the Automated Tender Offer Program (“ATOP”) of DTC (as defined below)) is to be used by the holders of the Old Notes to accept the Offer.  The Letter of Transmittal contains instructions with respect to the delivery of certificates for Old Notes tendered in connection therewith.

The Offer shall expire at midnight, New York City time, on [•], 2012, or on such subsequent date or time to which the Company may extend the Offer (the “Expiration Date”).  Subject to the terms and conditions of the Offer, the Company expressly reserves the right to extend the Offer from time to time and may extend the Offer by giving oral (promptly confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the scheduled Expiration Date.

The Company expressly reserves the right, in its sole discretion, to (1) delay accepting any validly tendered Old Notes or (2) terminate or amend the Offer, in each case, by giving oral or written notice (any such oral notice to be promptly confirmed in writing) of such delay, termination or amendment to the Exchange Agent.  Any such delay in acceptance, termination or amendment will be followed as promptly as practicable by a public announcement thereof by the Company.

In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

1.                             You will perform such duties and only such duties as are specifically set forth herein.

2.                             You will establish a book-entry account in respect of the Old Notes at The Depository Trust Company (“DTC”), in connection with the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of the Old Notes by causing DTC to transfer such Notes into the account maintained by you, pursuant to this section, in accordance with DTC’s procedures for such transfer, and you may affect a withdrawal of Old Notes through such account by book-entry movement as requested by the participant.  The account shall be maintained until all Old Notes tendered pursuant to the Offer shall have been either accepted or returned.

3.                             You are to examine each of the Letters of Transmittal and certificates for Old Notes (or confirmation of book-entry transfer into your account at DTC) and any other documents delivered or mailed to you by or for holders of the Old Notes to ascertain whether: (a) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein; and (b) the Old Notes have otherwise been properly tendered.  In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Offer exists, after consultation with any officer of the Company, you will endeavor to inform the presenters of the need for fulfillment of all requirements.

4.                             With the approval of either Managing Board Member of the Company (such approval, if given orally, to be promptly confirmed in writing), you are authorized to waive any irregularities in connection with any tender pursuant to the Offer.

5.                             Tenders of Old Notes may be made only as set forth in the section of the Prospectus captioned “The Exchange Offer—Procedures for Tendering Your Old Notes” and Old Notes shall be considered properly tendered or delivered to you only when tendered in accordance with the procedures set forth therein.

6.                             Notwithstanding the provisions of Section 5 of this Agreement, Old Notes that the either Managing Board Member of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).  The determination of all questions relating to the proper completion or execution of the Letters of Transmittal and other documents (such as the validity, form and eligibility (including time of receipt)), acceptance for payment, and/or tender or withdrawal of any tender of the Old Notes shall be made by the Company, in its sole discretion, which determination shall be final and binding, it being specifically agreed that you shall have neither discretion nor responsibility with respect to these determinations; provided, that the Company will give you written notice of any such determination to the extent that such determination could impact your performance under this Agreement.  To the extent permitted by applicable law, the Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Old Notes.

7.                             You shall advise the Company with respect to any Old Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Notes.

8.                             You shall accept tenders:

(a)                   in cases where the Old Notes are registered in two or more names only if signed by all named holders;

(b)                   in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

(c)                   from persons other than the registered holder of Old Notes, provided that customary transfer requirements, including payment of any applicable transfer taxes, if any, are fulfilled.

You shall accept partial tenders of Old Notes (only to the extent that the partial tender is equal to $200,000 in aggregate principal amount or an integral multiple of $1,000 in excess thereof) and deliver certificates for Old Notes to the registrar for split-up and return any untendered Old Notes to the holder (or such other person as may be designated in the Letter of Transmittal) promptly after expiration or termination of the Offer.

9.                             Upon satisfaction or waiver of all of the conditions to the Offer, the Company will notify you (such notice, if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Notes properly tendered indicating the aggregate principal amount of Old Notes accepted.  You, on behalf of the Company, will exchange, in accordance with the terms hereof, accepted Old Notes for Exchange Notes and cause such Old Notes to be cancelled.  Delivery of the Exchange Notes will be made on behalf of the Company by you at the rate of $200,000 principal amount of Exchange Notes and any integral multiple of $1,000 in excess thereof for each $200,000 principal amount of the corresponding series of Old Notes and any integral multiple of $1,000 in excess thereof tendered promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of such Old Notes by the Company; provided, however, that in all cases, Old Notes tendered pursuant to the Offer will be exchanged only after timely receipt by you of certificates for such Old Notes (or confirmation of book-entry transfer into your account at DTC), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees and any other required documents, or an agent’s message in lieu thereof.  You shall deliver Exchange Notes only in denominations of $200,000 or any integral multiple of $1,000 in excess thereof.

10.                           Old Notes tendered pursuant to the Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Notes tendered pursuant to the Offer may be withdrawn at anytime prior to the Expiration Date.  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company in its sole discretion, whose determination shall be final and binding.  Any Old Notes so withdrawn shall no longer be considered to be properly tendered unless such Old Notes are re-tendered by a holder prior to the Expiration Date pursuant to the Offer.

11.                           The Company shall not be required to exchange any Old Notes tendered if any of the conditions set forth in the Offer are not met.  Notice of any decision by the Company not to exchange any Old Notes tendered shall be given (such notice, if given orally, to be promptly confirmed in writing) by the Company to you.  The interpretation by the Company of the terms and conditions of the Offer, the Letters of Transmittal and the instructions thereto (including without limitation the determination of whether any tender is complete and proper) shall be final and binding.

12.                           If, pursuant to the Offer, the Company does not accept for exchange all or part of the Old Notes tendered, you shall promptly after the expiration or termination of the Offer return those certificates for unaccepted Old Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

13.                           All certificates for reissued Old Notes, unaccepted Old Notes or Exchange Notes, as the case may be (other than those effected by book-entry transfer) shall be shipped by an approved overnight air courier under a Mail & Transit insurance policy protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates up to limits set forth in the aforementioned policy.

14.                           You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

15.                           As Exchange Agent hereunder you:

(a)           shall not be liable for any action or omission to act unless the same constitutes your own gross negligence or willful misconduct;

(b)           shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing between you and the Company;

(c)           will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Notes represented thereby deposited with you pursuant to the Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Offer;

(d)           may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and believed by you to be genuine and to have been signed or presented by the proper person or persons;

(e)           may act upon any tender, statement, request, document, certificate, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or presented by the proper person or persons;

(f)            may rely on and shall be protected in acting upon written or oral instructions from any authorized officer of the Company;

(g)           shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability to you, unless you shall have been furnished with indemnity satisfactory to you;

(h)           shall not advise any person tendering Old Notes pursuant to the Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any security, including the Old Notes; and

(i)            may consult with counsel and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in reliance thereon.

16.                           You shall take such action as may from time to time be requested by the Company (and such other action as you may deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as described in the Prospectus), or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Offer. All other requests for information relating to the Offer shall be directed to the Company, Attention: Gordon Chase, Head of Corporate Legal.

17.                           You are authorized to cooperate with and to furnish information to any organization (and its representatives) designated from time to time by the Company in the manner directed or authorized by the Company in connection with the Offer and any tenders thereunder.

18.                           You shall advise by e-mail or facsimile transmission Gordon Chase, the Head of Corporate Legal of the Company (at the facsimile number +31 20 659-0918 or the e-mail address gchase@aercap.com), and such other person or persons as Company may request, weekly (and more frequently during the week immediately preceding the

Expiration Date, if requested) up to and including the Expiration Date, as to the aggregate principal amount of Old Notes which have been tendered pursuant to the Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as items properly received and items improperly received.  In addition, you also will inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request.  Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date and each other Expiration Date, if any, the Company shall have received information in sufficient detail to enable it to decide whether to extend the Offer.  You shall then prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Notes tendered and the amount accepted and deliver such list to the Company.

19.                           Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date, and, after the expiration of the Offer, the time, of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities.  You shall dispose of unused Letters of Transmittal and other surplus materials.

20.                           For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth in that certain Fee Letter dated as of March 28, 2012 by and between you and the Company.  The provisions of this section shall survive the termination of this Agreement.

21.                           Upon receipt, you shall acknowledge receipt of the Prospectus and the Letter of Transmittal.  Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Exchange Agent, which shall be controlled by this Agreement.

22.                           The Company covenants and agrees to fully indemnify and hold you harmless against any and all loss, liability, cost or expense, including reasonable attorneys’ fees and reasonable expenses, incurred without gross negligence or willful misconduct on your part, arising out of or in connection with your appointment as Exchange Agent and the performance of your duties hereunder, including without limitation any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Notes believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Notes.  The provisions of this section shall survive the termination of this Agreement.

23.                           You shall arrange to comply with all applicable withholding and tax reporting requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service (e.g., 1099, 1099B, etc.) as directed in writing by the Company.

24.                           You shall deliver or cause to be delivered in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the transfer of Notes to the Company, the Company’s payment in the amount of all transfer taxes so payable; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of the payment of any such transfer taxes, at such time as such refund is received by you.

25.                           This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of laws principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation of the foregoing, the parties hereto expressly agree that no holder of Old Notes or New Notes shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

26.                           This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

27.                           In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

28.                           This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.  This Agreement may not be modified orally.

29.                           This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Exchange Agent with respect to the subject matter hereof.

30.                           Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

If to the Company:

AerCap Aviation Solutions B.V.

AerCap House,

Stationsplein 965,

1117 EC

Schiphol, The Netherlands
Attn:   Gordon Chase
Fax:     +31 20 659-0918

If to the Exchange Agent:

Wilmington Trust, National Association, as Exchange Agent

Corporate Capital Markets

50 South Sixth Street

Suite 1290

Minneapolis, MN 55402

Attn:  Ms. Jane Schweiger

Fax: (612) 217-5651

31.                           Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date.  Notwithstanding the foregoing, Sections 20 and 22 shall survive the termination of this Agreement.  Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Notes, funds or property then held by you as Exchange Agent under this Agreement.

32.                           This Agreement shall be binding and effective as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

AERCAP AVIATION SOLUTIONS B.V.

By:
Name:	Gordon Chase
Title:	Head of Corporate Legal

WILMINGTON TRUST, NATIONAL ASSOCIATION, solely in its capacity as Exchange Agent

By:
Name:	Jane Schweiger
Title:	Vice President